                              EMPLOYMENT AGREEMENT

This Agreement, by and between Brian Metcalf, Ph.D. ("Employee") and Kosan Biosciences, Inc. (the "Company"), is made as of March 15, 2000.

In consideration of the mutual covenants contained in this Agreement, and in consideration of the employment of Employee by the Company, the parties agree as follows:

1.  Duties and Scope of Employment

(a) Position. The Company agrees to employ Employee under the terms of this Agreement in the position of Senior Vice President and Chief Scientific Officer beginning on March __, 2000 (the "Start Date"). As Senior Vice President and Chief Scientific Officer, Employee shall manage technology development and drug discovery research, identify and develop new technology and product-oriented research programs, manage preclinical development of Company products, establish effective research infrastructure and administration, and have the other responsibilities typical of such position. Employee will be a member of the senior management group and research committee. Employee shall report to the Chief Executive Officer of the Company.

(b) Obligations. Employee shall devote his efforts full time to the Company, and shall not engage in any outside activities that interfere or conflict with Employee's responsibilities to the Company or are inconsistent with the Company's policies.

2.  Compensation

(a) Salary. Beginning on the Start Date, Employee shall be paid a salary of $280,000 per year, payable semi-monthly in accordance with the Company's payroll policies and subject to standard payroll deductions and withholdings.

(b) Bonus. Employee will receive a bonus of $100,000 payable after the first two weeks of employment. Employee will participate in any future incentive or bonus plan or program at a level commensurate with other senior executives.

3. Stock Option

Employee will be granted a stock option, which shall be an incentive stock option to the maximum extent permitted by law, to purchase 100,000 shares of Common Stock of the Company at the fair market value of such shares on the Start Date. The shares subject to the option will vest over a four-year period as follows: 25% will vest after one year of employment and 1/48th of the total will vest each month of employment thereafter, except as otherwise provided in this Agreement. The option will be granted pursuant to the Company's 1996 Stock Option Plan and the Company's standard form of stock option agreement except as such standard form of agreement is modified by the terms of this agreement. The shares subject to the option shall become fully vested immediately prior to the consummation of a Change of Control.


                                   Page 1 of 6
                                 March 15, 2000
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4. Employee Benefits; Moving Costs; Housing Loan

(a) Employee shall be entitled to the full benefits for which Employee is eligible under the employee benefit plans and executive compensation programs maintained by the Company, including medical, dental, disability and life insurance benefits. In addition, Employee will be entitled to accrue 20 vacation days per year, up to a total maximum of 30 days of accrued vacation in any calendar year. The Company will reimburse the Employee for the cost of medical insurance benefits generally provided to a spouse to the extent those costs are not otherwise paid by the Company under its benefit programs.

(b) Employee shall be reimbursed for normal real estate commissions, closing costs and reasonable packing, shipping, storage, unpacking and insurance expenses in connection with selling his current residence and obtaining a permanent residence in the Bay Area.

(c) Employee shall be reimbursed for up to six months of normal temporary housing costs in the Bay Area incurred by the Employee for himself and his immediate family.

(d) Employee shall be reimbursed for normal travel and living expenses for two trips (including your spouse) to the Bay area for the purpose of purchasing a new principal residence.

(e) Employee shall be entitled to a housing loan of up to $400,000 in connection with obtaining a permanent residence in the Bay Area. The loan will have a maximum term of five (5) years (with the due date for full repayment accelerated to the date of termination if Employee voluntary terminates his employment) at an annual interest rate of x.xx%, compounded annually, (or such higher interest rate as shall be necessary to avoid imputed income to Employee under all applicable sections of the Internal Revenue Code). The loan will be secured by a second mortgage on your primary residence.

(f) Employee shall be entitled to a monthly mortgage assistance payment to support up to $400,000 of mortgage principal on a 30-year mortgage. Such payment shall be grossed up for tax purposes by paying Employee an additional 60% of the amount of the mortgage assistance payment to assist with the payment of tax liability for such mortgage assistance payment. Such grossed up payment shall start with the first month such payment is due and shall continue for twelve months at 100% of the payment, shall continue for the next twelve months at 80% of the payment, for the next twelve months at 60% of the payment, for the next twelve months at 40% of the payment and for the next twelve months at 20% of the payment, at which time such payments shall end. Such payments shall also end at the termination of Employee's employment at the Company.

5.  Proprietary Information Agreement; U.S. Employment Eligibility

Employee agrees to sign and comply with the Company's Proprietary Information and Inventions Agreement. Employee will provide to the Company documentary evidence of his identity and eligibility for employment in the United States within three (3) business days of the Start Date.


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                                 March 15, 2000
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6.  Employment at Will: Limitation of Remedies

The Company and Employee acknowledge that Employee's employment is at will and can be terminated by either party at any time with or without cause. If Employee's employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement. This at-will relationship supersedes any previous written or oral statements by the parties and cannot be changed except in writing signed by Employee and duty authorized officer of the Company.

7. Term of Employment

(a) Voluntary Termination by Employee. Employee may terminate his employment voluntarily giving the Company 30 days' advance notice in writing. No compensation or payments will be paid or provided following the date when such a termination is effective. In lieu of continuing to employ Employee through the date when such a termination is effective, the Company shall have the option to terminate Employee's employment immediately upon receipt of such notice, provided that the Company shall be obligated to continue to pay Employee his salary, benefits and vacation accruals through the date termination otherwise would have been effective had the Company not exercised such option. Termination by the Company pursuant to this Section 7(a) shall not be deemed to be termination without Cause.

(b) Termination by the Company. The Company may terminate Employee's employment at any time, for any reason or for no reason.

         (i) Termination for Cause. If the Company terminates Employee's employment for Cause, no compensation or payments will be provided to Employee following the date when such a termination of employment is effective. Any remaining housing loan shall be repaid within six months of the termination date.

         (ii) Termination without Cause. If the Company terminates Employee's employment without Cause, the provisions of Section 8 and the Definitions of
Section 10 shall apply. Any remaining housing loan shall be converted to a five-year note at prime plus 1.0%, compounded annually, and the first payment shall begin one year from the termination date.

8. Payment Upon Termination Without Cause

If Employee's employment is terminated without Cause during the three-year period following the Start Date, Employee shall be entitled to receive the following:

(a) Severance Payment. The Company shall continue to pay to Employee his then current salary for twelve months in monthly installments, and benefits, following the date when such a termination of employment is effective, provided that: (i) the Company's obligation to continue to pay such base salary shall cease as of the date Employee commences full-time employment with another business entity (and Employee agrees to provide notice of such employment within


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                                 March 15, 2000
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three business days of accepting such an offer); and (ii) Employee executes a waiver and release of claims substantially in the form set forth in Exhibit A hereto.

(b) Acceleration of Stock Vesting. If such termination without Cause shall occur after the twelve month anniversary of the Start Date, all of the shares that would become vested within six months of such date of termination under the terms of the option described in Section 3 will be deemed to have vested provided Employee executes a waiver and release of claims substantially in the form set forth in Exhibit A hereto.

9. Parachute Payment

Anything in this Agreement to the contrary notwithstanding, if the aggregate of the amounts due Employee under this Agreement and any other plan, program, or arrangement of the Company or its Affiliates constitutes a "Parachute Payment" as such term is defined in Section 280G of the Internal Revenue Code of 1986 (the "Code"), and the amount of the Parachute Payment, reduced by all Federal, state and local taxes applicable to such payments which are considered to be contingent on a Change in Control, including the excise tax imposed pursuant to
Section 4999 of the Code, is less than the amount Employee would receive, after taxes, if he were paid only a dollar amount equal to three times his Base Amount as defined in Section 280G(b)(3) of the Code less $1.00, then the payments made to Employee under this Agreement which are contingent on a Change of Control shall be reduced to an amount which, when added to the aggregate of all other payments to Employee which are contingent on a Change of Control, will make the total fair market value of such payments equal to three times his Base Amount less $1.00, all as determined under Section 280G of the Code.

10. Definitions

As used in this Agreement, the following definitions shall apply

(a) "Cause" shall mean the occurrence of any of the following: (i) any breach by Employee of this agreement or his obligations to the Company under the Employee Proprietary Information and Invention Assignment Agreement which is not cured within 30 days after notice of breach is provided to Employee by the Company,
(ii) Employees's conviction of a felony or crime involving moral turpitude,
(iii) any action by Employee prior to or during his employment which in the reasonable judgment of the Company constitutes dishonesty, larceny, fraud, deceit or gross negligence by Employee in the performance of his duties to the Company, or willful misconduct or misrepresentation in connection with, or in the course of, his duties and responsibilities, or (iv) Employee's gross insubordination or gross refusal to perform reasonable and lawful directives from his superiors, which is not corrected within 30 day after written notice.

(b) "Change in Control" shall mean the occurrence of any of the following: (i) the Company enters into a reorganization (as defined in Section 181 of the California Corporations Code) with or into another corporation or entity (except where California Corporations Code Section 1201(b) does not require the approval of the outstanding shares of the Company with respect to such reorganization),
(ii) the Company sells all or substantially all of its assets, (iii) a person or entity makes a tender or exchange offer for and acquires 50% or more of the issued and


                                   Page 4 of 6
                                 March 15, 2000
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outstanding voting securities of the Company, or (iv) any person, within the meaning of Section 3(a)(9) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires more than 50% of the issued and outstanding voting securities of the Company.

11. Other Agreements

Employees represents and warrants the Employee's performance of his duties for the Company will not violate any agreements, obligations or understandings that he may have with any third party or prior employer. Employee agrees not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of Employee's former employers. Employee also represents that he is not in authorized possession of any materials containing a third party's confidential and proprietary information. During Employee's employment with the Company, Employee may make use of information general known and used by persons with training and experience comparable to Employee's own, and information which is common knowledge in the industry or is otherwise legally available in the public domain.

12. Arbitration

In the event of any dispute or claim relating to or arising out of this Agreement, Employee and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitation Association in San Francisco, California. However, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

13. Governing Law

This Agreement shall be governed by the laws of the State of California as applied to agreements and entered into by California residents and to be performed entirely within the State of California.

14. Expiration of Offer

This offer of employment expires at midnight on May 1, 2000.

15. Entire Agreement

This Agreement constitutes the complete, final exclusive embodiment of the entire agreement between Employee and the Company with respect to the terms and conditions of Employee's employment. Employee represents and warrants that he is entering into this Agreement voluntarily, and without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein. This Agreement supersedes any other such promises, warranties,


                                   Page 5 of 6
                                 March 15, 2000
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representations or agreements. This Agreement may not be amended or modified except by a written instrument signed by Employee and duly authorized officer of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

KOSAN BIOSCIENCES, INC.

BY /s/ Daniel V. Santi
  -------------------------------------
Daniel V. Santi
Chairman and Chief Executive Officer

/s/ Brian Metcalf
---------------------------------------
Brian Metcalf


                                   Page 6 of 6
                                 March 15, 2000

                        EMPLOYMENT AGREEMENT AND RELEASE

                                    EXHIBIT A

Except as otherwise set forth in this Employee Agreement and Release (the "Agreement") and Section 9 of that certain Employment Agreement, dated as of March 15, 2000 between the undersigned and Kosan Biosciences, Inc. (the "Company"), I hereby release, acquit and forever discharge the company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions stock, stock options, or any other ownership interests in the company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal civil rights Act of 1964, as amended; the federal Americans with Disabilities ("ADEA"); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenants of good faith and fair dealing.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that; (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period had expired, which shall be the eighth day after this Agreement is executed by me.

In giving this release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.


-----------------------------
BRIAN METCALF
Date:  March 15, 2000